Exhibit 10(k)

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of July 2, 2010 (this “Agreement”), is hereby made by and between Blount International, Inc., a Delaware corporation (the “Corporation”) and Russell L. German (the “Executive”).

WHEREAS, the Executive is serving as President of the Carlton business group of the Corporation pursuant to the terms of an Employment Agreement, dated as of April 30, 2008 (the “Employment Agreement”); and

WHEREAS, the Term of the Employment Agreement ends on July 1, 2010; and

WHEREAS, the Corporation desires that the Executive provide certain consulting services to the Corporation in order to permit the Corporation to avail itself of the extensive expertise, knowledge, and experience of the Executive with respect to the Corporation’s business and customers and the Executive desires to provide such services to the Corporation, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1. Term. Executive shall perform the services hereunder for a period commencing on July 2, 2010 (“Effective Date”) and ending on July 1, 2013 (such period is referred to hereinafter as the “Consulting Period”). The Consulting Agreement may only be terminated during the Consulting Period by the Corporation in the event of Executive’s death, Disability, termination for cause (as defined in Section 5.2 of the Employment Agreement dated April 30, 2008) or Executive’s voluntary termination of service.

2. Services to be Provided. The Corporation hereby agrees to engage the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and subject the conditions set forth in this Agreement. Commencing on the Effective Date and during the Consulting Period, the Executive shall perform the following services: Advising on Carlton brand, manufacturing and technology at the request of, and in consultation with, the Chief Executive Officer (“CEO”), maintaining and assisting in the management of relationships with major customers, consulting and advising on products, services and manufacturing facilities, providing the CEO and senior corporate executives with consultation and advice on business matters affecting the Corporation, including manufacturing technologies and productivity. Executive will be reimbursed for the reasonable out-of-pocket expenses (including business travel and entertainment) that he incurs in performing his consulting services.

Executive’s title during the Consulting Period will be mutually agreed upon between Executive and the Corporation.

Executive will be available to perform services up to five (5) days per month. The CEO and Executive will agree on the days Executive will be performing services under the Consulting Agreement, and the CEO will accommodate the Executive’s schedule, within reason. In addition to the consulting fee provided for in Section 3, the Corporation may request that Executive perform services for additional days per month. If the Executive agrees to such additional work, the compensation will be $1,000 per day. The Corporation and the Executive reasonably anticipate that following the Effective Date, Executive’s level of services provided to the Corporation will be reduced permanently to a level less than or equal to twenty (25%) percent of the level of services provided prior to the Effective Date.

3. Consulting Fees; Benefits; Office Space and Assistant.

a. Executive will be paid a consulting fee for his services of $150,000 per year. Executive will be paid his consulting fee monthly.

b. Executive will be provided during the Consulting Period with health and life insurance coverage (including executive medical) under the Corporation’s existing benefit programs, but if such coverages cannot be continued under the existing benefit programs or if healthcare coverage cannot be provided in a manner such that benefit payments will continue to be tax-free to Executive and his dependents, the Corporation will arrange for other, comparable coverages at its expense. Executive will continue to be responsible for paying the costs of any dependent coverage in the same manner as if he were an active employee.

c. Executive will be provided an office at Blount’s headquarters in Portland, Oregon at 4909 SE International Way, which will be available to him during normal working hours. The Corporation will provide reasonable IT and telecommunications support at the office, including a phone and computer.

d. Executive will be eligible for success bonuses upon the completion of meaningful and material cost reduction projects. The amount of any such bonus is subject to the mutual agreement of the Executive and the Corporation.

4. Independent Contractor. During the Consulting Period, the Executive shall be an independent contractor and not an employee of the Corporation.

5. Indemnification. During the term of this Agreement and after the end of the Consulting Period for a period of three (3) years, the Corporation shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance of services for the Corporation or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Corporation’s request, in each case to the maximum extent permitted by law and under the Corporation’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law. During the Consulting Period and for a period of three (3) years thereafter, Executive shall be covered by any policy of directors and officers liability insurance maintained by the Corporation for the benefit of its officers and directors.

6. Assignment; Binding Agreement. In addition to any obligations imposed by law upon any successor to, or transferor of, the Corporation, the Corporation will require any successor to, or transferor of, all of substantially all of the business and/or assets of the Corporation or the stock of the Corporation (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. This Agreement is a personal contract, and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by and against the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder relating to services performed through his date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

7. Confidentiality and Noncompetition.

a. Executive acknowledges that, during the Consultation Period, the Corporation will furnish to Executive Confidential Information which could be used by Executive on behalf of a competitor of the Corporation to the Corporation’s substantial detriment, and that Executive, during Consulting Period, may develop important relationships with customers and others having valuable business relationships with the Corporation. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Corporation’s legitimate business interests and good will.

b. Executive agrees that he shall protect the Corporation’s Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information at any time, including following the termination of his Consultation Period with the Corporation for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Corporation of such order or subpoena to provide the Corporation an opportunity to protect its interests.

Executive’s obligations under this Section 7(b) shall survive any expiration or termination of this Agreement for any reason, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Board.

c. Upon the expiration of the Consultation Period, Executive agrees to deliver promptly to the Corporation all Corporation files, customer lists, management reports, memoranda, research, Corporation forms, financial data and reports and other documents supplied to or created by him in connection with this Agreement (including all copies of the foregoing) in his possession or control, and all of the Corporation’s equipment and other materials in his possession or control. Executive’s obligations under this Section 7(c) shall survive any expiration or termination of this Agreement.

d. During the Consulting Period and upon the termination or expiration of the Consulting Period under this Agreement, Executive agrees that for a period of one (1) year from the date of termination or until the end of Consulting Period for which he is entitled to receive compensation under Section 3 above, whichever is longer, he shall not (i) enter into or engage in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Corporation or its affiliates in the areas of North America, Asia (including all of China), South America, Latin America and Africa either as an individual, partner or joint venturer, or as an employee, agent or salesman, or as an officer, director, or shareholder of a corporation, (ii) divert or attempt to divert any person, concern or entity which is furnished products or services by the Corporation from doing business with the Corporation or otherwise change its relationship with the Corporation, or (iii) solicit, lure or attempt to hire away any of the employees of the Corporation with whom the Executive interacted directly or indirectly while employed with the Corporation.

e. Executive agrees that the remedies at law of the Corporation for any actual or threatened breach by Executive of the covenants in this Section 7 would be inadequate and that the Corporation shall be entitled to seek specific performance of the covenants in this Section 7, including entry of an ex-parte , temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 7, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Corporation may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 7 shall be construed as agreements independent of any other provision of this or any other agreement between the Corporation and Executive, and that the existence of any claim or cause of action by Executive against the Corporation, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Corporation of such covenants.

f. Executive acknowledges and agrees that the restrictive covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Corporation and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

g. The parties hereunder agree that it is their intention that the provisions of this Section 7 be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform these covenants such that they shall be enforceable to the maximum extent permissible at law.

8. Entire Agreement. This Agreement contains all the understanding between the parties hereto pertaining to Executive’s provision of services during the Consulting Period.

9. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Corporation. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

10. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

If to the Executive, to:

Russell L. German
[Address Removed]

If to the Corporation, to:

Blount International, Inc.
4909 SE International Way
Portland, OR 97222
Attention: General Counsel

Any notice delivered personally, by courier, or by registered or certified mail, postage prepaid, return receipt requested, under this Section 10 shall be deemed given on the date delivered, and any notice sent by facsimile shall be deemed given on the date transmitted by facsimile, with satisfactory transmission acknowledged.

11. Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

The Corporation shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive, within thirty (30) days after Executive presents such legal fees and related expenses for payment to the Corporation, as a result of (i) the Executive’s termination of services under this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of services), (ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation under which the Executive is or may be entitled to receive benefits. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute. Executive shall submit the request for reimbursement for an expense promptly and Executive shall not be reimbursed for the expense if the request for reimbursement for such expense is submitted later than two months prior to the end of the calendar year following the calendar year in which the expense was incurred.

12. Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

13. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

14. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

15. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written to be effective on the Effective Date.

BLOUNT INTERNATIONAL, INC.

By:	/s/ Josh Collins
Name: Joshua L. Collins
Title: Chief Executive Officer

Executive
/s/ Russell L. German
Russell L. German